CONTACT:	FOR IMMEDIATE RELEASE
John K. Schmidt	May 31, 2012
Chief Operating Officer
Chief Financial Officer
(563) 589-1994
jschmidt@htlf.com

HEARTLAND MOVING 90 JOBS TO ROSHEK BUILDING

DUBUQUE, IA - In a move to increase available office space for its expanding operations, approximately 90 Heartland Financial USA, Inc. employees in Dubuque will relocate from two Dubuque locations to the third floor of the historic downtown Roshek Building. The move is contingent on City Council approval of certain state-funded incentives and will take place later this year following site preparations.

A result of the company's continued growth, office space has reached capacity at the Heartland Operations Center, its Asbury Road Loan Service Center and the DB&T main bank. Selected departments identified for the move include: Loan Operations, Credit Administration, Mortgage Servicing, Small Business Lending, Retail Collections, Retail Underwriting, and Appraisal Review.

Company officials anticipate the creation of 50 more new jobs over the next three years. The Heartland positions will be added to various support departments that provide service to Heartland's nine subsidiary banks, including its flagship bank, Dubuque Bank & Trust Company (DB&T).

“We evaluated several alternatives to accommodate our current and anticipated growth, said John Schmidt, Heartland's chief operating officer and chief financial officer. Currently with an employment base of over 450 here in Dubuque, we expect to top 500 sometime in the next couple of years. The Roshek Building option allows us to keep these employees downtown and closer to our core operations.

“This expansion and move will help us to increase the loan processing capacity for our subsidiary banks and the customers they serve. The movement of our Dubuque employees is a domino effect: employees at Heartland will move to the Roshek Building, opening space for moves within both our Operations Center and the DB&T main bank offices.

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“Given Heartland's broad geographic footprint, we are provided with a variety of alternative locations to support our growing human capital needs.  However, because our roots are here and in consideration of the availability of a quality workforce, we have elected to continue to expand our presence in Dubuque. We're proud to be supportive of the downtown community and historic preservation,” concluded Schmidt.

John Gronen, owner of Gronen Properties, and Facility Management of the Roshek Building, is pleased that Heartland Financial chose to stay downtown. "It definitely makes sense that Heartland would choose the Roshek Building. The building provides ample space along with complete infrastructure in terms of electrical, heating and cooling. Keeping employees downtown also adds to the vitality of the area and takes advantage of the walkability factor. Heartland will be a great tenant," he says. Gronen noted there is room for expansion, accommodating up to 140 employees on the third floor.

The City of Dubuque, Greater Dubuque Development Corporation and Northeast Iowa Community College (NICC) partnered to provide resources for the Heartland move. Rick Dickinson, President and CEO of Greater Dubuque Development said, "It has been wonderful to work with such a great corporate citizen as Heartland Financial. It's companies like them who keep Dubuque thriving, when they expand their operations locally. We have also worked with NICC to coordinate training funds available through a statewide 260E training fund, which will provide training to the 50 new employees who are brought on board," he said.

Heartland has a track record of expansion. In 1994, DB&T's main bank offices were renovated and the company was poised for growth. At that time, there were a total of 237 DB&T and Heartland employees; and Heartland's total assets were $626 million. In 2004, Heartland employees moved into the newly-renovated former Walsh Store building. Assets at that time were $2.6 billion. The fall 2012 move will help accommodate a total of 255 DB&T employees and 235 Heartland employees, plus the 50 new positions. At March 31, 2012, Heartland had assets of $4.3 billion and employs in excess of 1,250 across its footprint.

About Heartland Financial USA, Inc.

Heartland Financial USA, Inc. is a $4.3 billion diversified financial services company providing commercial and retail banking, residential mortgage, wealth management, investment services, insurance and consumer finance services. Heartland currently has 61 banking locations in 42 communities in Iowa, Illinois, Wisconsin, New Mexico, Arizona, Montana, Colorado and Minnesota as well as mortgage loan production offices in California, Nevada, Texas, Wyoming and Idaho. Additional information about Heartland Financial USA, Inc. is available at www.htlf.com.

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Safe Harbor Statement

This release, and future oral and written statements of Heartland and its management, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about Heartland's financial condition, results of operations, plans, objectives, future performance and business. Although these forward-looking statements are based upon the beliefs, expectations and assumptions of Heartland's management, there are a number of factors, many of which are beyond the ability of management to control or predict, that could cause actual results to differ materially from those in its forward-looking statements. These factors, which are detailed in the risk factors included in Heartland's Annual Report on Form 10-K filed with the Securities and Exchange Commission, include, among others: (i) the strength of the local and national economy; (ii) the economic impact of past and any future terrorist threats and attacks and any acts of war, (iii) changes in state and federal laws, regulations and governmental policies concerning the Company's general business; (iv) changes in interest rates and prepayment rates of the Company's assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices. All statements in this release, including forward-looking statements, speak only as of the date they are made, and Heartland undertakes no obligation to update any statement in light of new information or future events.

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